Exhibit 10.1

November 17, 2015

Jack McGinnis

Dear Jack:

I am very pleased to extend an offer to you to join ManpowerGroup (the “Company”) as Executive Vice President, Chief Financial Officer. In this role you would report directly to me and would be part of our Executive Leadership Team. This offer anticipates your employment will commence on or about February 15, 2016.
Your base salary would be $600,000 per year. You would also be eligible to receive an annual incentive award for each full calendar year during the term of your employment. For 2016, your annual incentive award will be calculated as if you started on January 1, 2016. The incentive award under our current practice, which is subject to change, would be determined using a “balanced scorecard” approach. The amount of the award would be based on actual performance against financial goals and operating objectives established at the beginning of each year. Depending upon achievement of these goals and objectives, the total award under the current practice would range from zero to 200 percent of base salary, with the target award at 100 percent of base salary.
You will be eligible to participate in ManpowerGroup’s executive long-term incentive program. I will recommend to the Executive Compensation and Human Resources Committee of the Board of Directors that the Committee grant you $2,000,000 worth of equity comprised of approximately 60% performance share units, 20% options of ManpowerGroup common stock having an exercise price equal to the closing price at the date of grant, and 20% restricted share grants. I will also recommend that you be granted $1,000,000 in career shares with a five year cliff vesting. You will be eligible for these grants upon your start date or the February 2016 board meeting, whichever is later.
In addition, you would also be eligible to participate in the Company’s and/or its subsidiaries benefits programs, as they are applicable to you, and entitled to vacations and other perquisites, that are generally made available to the Company’s senior executive officers according to the terms of such programs. The Company would also reimburse you for all expenses incurred by you in the performance of your duties according to the Company’s regulations and procedures for expense reimbursement. The company would also reimburse you for reasonable relocation expenses incurred in your move to Milwaukee, Wisconsin within one year of your start date.
While we look forward to a long and productive relationship, you should be mindful that your employment would be on an at‑will basis, meaning both you and the Company will be entitled to end the employment relationship at any time, for any reasons and with or without notice. However, prior to your commencement of employment with the Company, the Company would enter into an agreement (the “Severance Agreement”) with you, on mutually satisfactory terms, effective upon the date of your employment.
Prior to the commencement of your employment with the Company, you would be required to sign a nondisclosure agreement that will include provisions related to the protection of Company confidential information and trade secrets. Prior to the commencement of your employment with the Company, you would also be required to certify that you are not subject to any prior obligations (written or oral), such as confidentiality agreements or covenants restricting future employment or consulting, that restrict your ability to perform any services as an employee for the Company. This offer is contingent upon the approval of the Board of Directors and a favorable background check. In addition, if you do not relocate to Milwaukee, Wisconsin within one year of your start date we will consider it a voluntary resignation.

I am also enclosing information about ManpowerGroup’s Benefits Plan and Car Program Plan. We will send your Severance Agreement under separate cover.
Your base of operations would be Milwaukee, Wisconsin. This offer letter supersedes all prior agreements. This offer letter shall be governed by the laws of the State of Wisconsin, without regard to its conflicts of law provisions.
I am very excited about the prospect of you joining our team. Please do not hesitate to call me if you have any questions. If the foregoing is acceptable, please sign both originals below and return one to Mara Swan, Executive Vice President – Global Strategy and Talent.
Sincerely,
MANPOWERGROUP

By:    /s/ Jonas O. Prising
Jonas O. Prising
Chief Executive Officer

Agreed to and accepted this 7th day of December, 2015.

/s/ John (Jack) T. McGinnis
John (Jack) T. McGinnis